UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 24, 2008

Date of Report (Date of earliest event reported)

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14040 Danielson Street

Poway, California 92064-6857

(Address of Principal Executive Offices) (Zip Code)

(858) 746-2400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 24, 2008, we closed the sale and leaseback of real property in Poway, California where our principal executive offices and one of our US distribution facilities are located. This transaction was in accordance with the Purchase and Sale Contract we described in an 8-K filed December 14, 2007.

As part of the transaction, on March 24, 2008, our subsidiary ResMed Corp. entered into a lease for the real property. The lessor is Poway Danielson LP, a Delaware limited partnership. Poway Danielson LP is an assignee of Emri Properties, Inc., the original party to the agreements described in the December 14, 2007 8-K. Neither Poway Danielson LP nor Emri Properties, Inc. has any material relationship to us.

The lease has a term which ends on June 30, 2009, although we have an option to extend the lease for an additional three months. The lease requires us to pay base rent of $145,000 per month, and includes other customary terms. A copy of the lease is attached as Exhibit 10.1 to this report, and the summary above is qualified by reference to the entire document.

Item 2.01.	Acquisition or Disposition of Assets.

In the sale and leaseback transaction described in Item 1.01 above, which is incorporated here by reference, our subsidiary ResMed Corp. sold the real property to Poway Danielson LP. The sale price was $25.295 million in cash. Concurrently, we agreed to lease back the property for a period ending June 30, 2009, with an option to extend the lease for an additional three-month term.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, on March 24, 2008, we entered into a lease for the real property where our principal executive offices and one of our US distribution facilities are located. The lease has the terms described in Item 1.01, which is incorporated here by reference. A copy of the lease is attached as Exhibit 10.1 to this report, and the summary above is qualified by reference to the entire document.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibits:	Description of Document
10.1	Lease Agreement between ResMed Corp. and Poway Danielson, LP.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: March 27, 2008	RESMED INC.

	By:	/s/ David Pendarvis
	Name:	David Pendarvis
	Its:	Secretary, Global General Counsel and Senior Vice President – Organizational Development

EXHIBIT INDEX

Exhibits:	Description of Document
10.1	Lease Agreement between ResMed Corp. and Poway Danielson, LP.